Exhibit 10.4
EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (this “Agreement”), effective as of July 1, 2010 (the “Effective Date”), among Reis Services, LLC, a Maryland limited liability company (“LLC” or the “Employer”), and William Sander (“Employee”). Reis, Inc., a Maryland corporation and the owner of all of the limited liability company interests of LLC (“Reis” and, together with LLC, the “Company”), is a party to this Agreement for the limited purposes set forth herein.
Recitals
WHEREAS, Employee is currently employed by the Employer under an Employment Agreement dated as of April 23, 2007 (as extended effective May 30, 2010 and June 30, 2010, the “Prior Agreement”); and
WHEREAS, the Employer desires to employ Employee as Chief Operating Officer of LLC, and Employee desires to be employed by the Employer in such capacity effective as of the Effective Date pursuant to the terms and conditions set forth below.
NOW, THEREFORE, Employee and Employer, in consideration of the mutual agreements, covenants and conditions contained herein, and for other good and valuable consideration, hereby agree as follows:
1. Basic Employment Provisions.
(a) Employment Period. Subject to the terms and conditions of this Agreement, (i) the Employer hereby employs Employee, and (ii) Employee agrees to be employed by the Employer, in each case for a period of three years from the Effective Date (the “Employment Period”).
(b) Duties. During the Employment Period, Employee shall serve as the Chief Operating Officer of LLC. Employee shall report directly to the Chief Executive Officer and/or President of LLC and Employee’s principal place of employment shall be 530 Fifth Avenue, New York, NY (the “Principal Location”). Subject to the direction of and reporting to the Chief Executive Officer and/or President of LLC, Employee shall perform all services, acts or things advisable to manage and conduct the day-to-day operations of LLC, and such other areas consistent with his title as the Chief Executive Officer and/or President of LLC may request. Such services, acts and other things shall include, without limitation, (a) the day-to-day management of LLC’s data collection, quality control, economic research, sales and marketing, training, customer support, technology and Web development, product development and human resources and facilities, and (b) conducting such other activities that are necessary or appropriate to assist Reis in conducting its business as it relates to the foregoing, it being understood that Employee shall not be required to perform any services, acts or things not in accordance with applicable law or ethical standards or in the best interests of the shareholders of the LLC or Reis. During the Employment Period, Employee agrees to perform his duties hereunder faithfully and to the best of his ability and to devote his full professional working time, attention and energies to the transaction of the Employer’s business, in each case subject to the terms hereof. During the Employment Period, Employee shall not be employed or otherwise engaged in any other business or enterprise without the written consent of the Employer. Notwithstanding any other term hereof, but subject to the terms and provisions of Sections 8 and 9, nothing contained herein shall preclude Employee from (i) engaging in charitable activities and community affairs, (ii) managing his personal and family investments and affairs or (iii) serving on the boards of a reasonable number of other trade associations and/or civic or charitable organizations and businesses which do not compete with the business of the Employer (it being understood that a reasonable number would be one public company board and one private company board), in each case as long as such activities do not materially interfere with the discharge of his duties and responsibilities under this Section 1(b).

(c) Compliance with Company Policies. During the Employment Period, Employee shall be governed by and be subject to, and Employee hereby agrees to comply with, all of the Company’s policies applicable to the Company’s employees generally or to the Company’s employees at Employee’s grade level, including without limitation, the Company’s Codes of Business Ethics and Conduct, in each case, as any such policies may be amended from time to time in the Company’s sole discretion (collectively, the “Policies”).
2. Compensation.
(a) Salary. As compensation for the services to be rendered by Employee hereunder, the Employer is obligated to pay to Employee for each year of the Employment Period, commencing on the Effective Date, a gross annual base salary of not less than $325,000 per year (as in effect from time to time after any increase (but not decrease), the “Gross Annual Base Salary”), payable in accordance with the payroll practices of the Employer in effect from time to time (but in all events no less frequently than semi-monthly). Employee shall be entitled to such increases (but not decreases) in Gross Annual Base Salary, if any, as may be determined from time to time by the Compensation Committee of the Board of Directors (the “Board”) of Reis (the “Compensation Committee”). The Compensation Committee shall consider such increases in Gross Annual Base Salary at least annually, and shall take into account market data, the consumer price index, and any other factors it deems relevant.
(b) Bonus.
(i) During the Employment Period, Employee shall be eligible to receive in addition to his Gross Annual Base Salary an annual cash bonus award (the “Annual Bonus”), with a target bonus opportunity of $190,000, based upon the achievement of target performance goals established by the Compensation Committee (as in effect from time to time after any increase (but not decrease), the “Target Bonus”) in its sole discretion, in accordance with the Company’s annual incentive plan as in effect from time to time.
(ii) The Annual Bonus will be paid in cash to Employee not later than the date annual bonuses are generally paid to senior executives of the Employer, but in all events not later than the later of the 15th day of the third month following the end of Employee’s first taxable year in which the right to payment is no longer subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code and any proposed, temporary or final regulation, or any other guidance, promulgated with respect to Section 409A of the Code by the U.S. Department of Treasury or the Internal Revenue Service (“Section 409A”)). The Annual Bonus payable with respect to the 2010 portion of the Employment Period shall be reduced, but not to an amount less than zero, by $75,850.00 (representing the bonus paid to Employee under the Prior Agreement with respect to the first six months of 2010). In addition, if this Agreement expires according to its terms (other than as set forth in Section 3), the Annual Bonus payable to Employee for the pro rated year of such expiration shall be a lump sum payment equal to the pro rata portion of the Target Bonus (as in effect on the date of expiration) that Employee would have been eligible to receive pursuant to this Section 2(b) for the fiscal year in which the expiration occurs, based upon the percentage of the fiscal year that shall have elapsed through the date of expiration. Such lump sum payment shall be payable within 45 days of such expiration.

(c) Benefits. During the Employment Period, the Company shall provide Employee (and Employee’s spouse and eligible dependents) with the benefits to which senior executives of the Company are or become entitled under the terms of any benefit plans or programs instituted by the Company, as in effect from time to time (it being understood that the Company may amend or terminate such benefit plans or programs in accordance with such plans or programs at any time during the Employment Period). Employee shall be entitled to (i) any paid time off in accordance with the relevant Paid Time Off Policy of the Company in effect from time to time, to be taken at the mutual convenience of Employee and the Employer, (ii) paid holidays and floater holidays in accordance with the regular policies and procedures of the Company and (iii) additional time off in the discretion of the Chief Executive Officer and/or President of LLC. In addition, notwithstanding anything contained in this Agreement to the contrary, as soon as reasonably practicable following the Effective Date, the Employer shall secure and maintain a five-year term life insurance policy with a top-rated insurer, with a death benefit equal to $162,500, with “Amy Sander” listed as the beneficiary, or such other beneficiary(ies) selected by Employee, and which contains such terms and conditions as are reasonably acceptable to Employee.
(d) Equity Awards.
(i) Annual Long-Term Incentive Awards. During the Employment Period, Employee shall be entitled to receive annual equity and/or long-term incentive awards at the time such awards are generally made by the Company to senior executives of the Company. All grants of annual equity and/or long-term incentive awards made to Employee will be at the sole discretion of the Company.
(ii) Initial Restricted Stock Unit Grant. In addition to any equity awards described in Section 2(d)(i), as of July 29, 2010, Reis shall grant Employee 50,000 restricted stock units of Reis (the “Initial Units”) pursuant to the applicable stock incentive compensation plan, which shall provide for customary adjustment provisions in the event of a stock split, reverse stock split, merger or other change in the capitalization of Reis. The Initial Units shall vest in equal installments on June 30, 2011, June 30, 2012 and June 30, 2013 (subject to earlier acceleration as otherwise provided in this Agreement).
(iii) Acceleration. Upon a Change of Control (as defined herein or in the applicable stock incentive compensation plan), all Employee’s outstanding equity awards (including the Initial Units) shall vest and become non-forfeitable, with any outstanding stock options immediately vesting and becoming exercisable, the restriction period (including any vesting requirements) on any restricted stock and restricted stock units held by Employee shall lapse, and any other vesting requirements or conditions with respect to the foregoing or other equity-based awards held by Employee shall lapse and be disregarded.

(iv) Other Incentive Compensation. Employee shall be eligible to participate in any other incentive compensation methods or programs established by the Company and offered to senior executives of the Company.
3. Termination. Employee’s employment may be terminated prior to the expiration of the Employment Period under the following conditions, in each case subject to the terms of Section 4. In the event any party elects to terminate the Employment Period, such party shall deliver written notice thereof (other than a termination pursuant to Section 3(a)) in accordance with the terms of this Section 3, which written notice shall set forth the provision of this Section 3 under which such termination is effective. A notice of termination hereunder may not be retracted or withdrawn by the party delivering the same, without the consent of the other party hereto. For purposes of this Section 3, Reis shall not be considered a party with the right to terminate, or be required to receive notice of termination by either LLC or Employee.
(a) Death. The Employment Period shall terminate automatically, without notice, effective upon the death of Employee.
(b) Disability. The Employer may terminate the Employment Period at any time effective upon not less than 10 days prior written notice to Employee after Employee has been unable to perform the essential duties of his positions because of “Disability” (as determined on the basis of medical evidence satisfactory to the Chief Executive Officer and/or President of Reis, in his reasonable discretion) for a period of (i) 180 consecutive days in any 12-month period or (ii) 270 days in any 12-month period, subject to reasonable accommodation provisions of applicable law.
(c) Cause. The Employer may terminate the Employment Period at any time for Cause, effective upon delivery of prior written notice to Employee. For the purposes of this Agreement, “Cause” shall mean Employee’s (i) breach of Section 9, (ii) material breach of any other term or provision of this Agreement which is not cured by Employee within 20 days of written notice thereof from the Employer (which notice shall specify that such notice is being delivered for purposes of this Section 3(c)(ii)), (iii) fraud or dishonesty in the course of Employee’s employment, (iv) for reasons other than Disability, continued gross neglect of the duties to be performed by Employee hereunder which results in material harm to either the Employer or Reis and which is not cured by Employee within 20 days of written notice thereof from the Employer (which notice shall specify that such notice is being delivered for purposes of this Section 3(c)(iv)), (v) material violation of any of the Policies that results in material injury to either the Employer or Reis or (vi) conviction or pleading guilty or nolo contendere to any felony charge. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause pursuant to clauses (i) through (v) of this Section 3(c) unless and until there shall have been delivered to Employee a copy of a good faith determination signed by the Chief Executive Officer and/or President of LLC (after reasonable notice to Employee and an opportunity for Employee, together with counsel of Employee’s choosing, to be heard before the Chief Executive Officer and/or President of LLC not less than 10 days after the giving of such notice), finding that in the good faith opinion of the Chief Executive Officer and/or President of LLC, Employee conducted himself as set forth above in clauses (i) through (v) of this Section 3(c) and specifying the particulars of such conduct in detail. Notwithstanding anything contained in this Agreement to the contrary, Employee’s failure to perform his duties or fulfill his obligations under this Agreement after receiving a notice of termination shall not constitute proper Cause for purposes of this Agreement.

(d) Change of Control.
(i) In the event there is a termination by the Employer without Cause or a termination by Employee for Good Reason, upon or within the one-year period following a Change of Control (the “Change of Control Period”), Employee shall be entitled to payment under Section 4(d).
(ii) For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following after the Effective Date, whether directly or indirectly, voluntarily or involuntarily, whether as part of a single transaction or a series of transactions: (A) individuals who as of the Effective Date constitute the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by at least two-thirds of the directors then still in office who were directors as of the Effective Date (either by a specific vote of such directors or by the approval of Reis’s proxy statement in which each such individual is named as a nominee for a director without written objection to such nomination by such directors); provided, however, that no individual initially elected or nominated as a director as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be approved (solely for purposes of this Section 3(d)(ii)); or (B) the sale, transfer or other disposition of all or substantially all of the assets of either Reis or LLC (other than to a wholly owned direct or indirect subsidiary of either of Reis or LLC or a benefit plan of either of Reis or LLC); or (C) any person or entity or group of affiliated persons or entities (other than Employee, Jonathan Garfield, Lloyd Lynford or a group including any of them) acquiring beneficial ownership (as that term is used in Rules 13d-3, 13d-5 or 16a-1 under the Securities Exchange Act of 1934, as amended, whether or not applicable) of 30% or more of the shares of capital stock or other equity of either of Reis or LLC, having by the terms thereof voting power to elect the members of the Board (in the case of Reis only), or, convertible into shares of such capital stock or other equity of either of Reis or LLC (collectively, “Voting Shares”), as the case may be; or (D) the stockholders or members of either of Reis or LLC adopting a plan of liquidation providing for the distribution of all or substantially all of either of Reis’s or LLC’s assets or approving the dissolution of either of Reis or LLC; or (E) the merger, consolidation, or reorganization of either of Reis or LLC or any similar transaction which results in (1) the beneficial owners of the Voting Shares of either of Reis or LLC immediately prior to such merger, consolidation, reorganization or transaction beneficially owning, after giving effect to such merger, consolidation, reorganization or transaction, interests or securities of the surviving or resulting entity representing 50% or less of the shares of capital stock or other equity of the surviving or resulting entity having by the terms thereof voting power to elect the members of the board or directors (or equivalent thereof) or convertible into shares of such capital stock or other equity of such entity or (2) any person or entity or group of affiliated persons or entities (other than Employee, Jonathan Garfield, Lloyd Lynford or a group including any of them) owning, after giving effect to such merger, consolidation, reorganization or transaction, interests or securities of the surviving or resulting entity, representing 30% or more of the shares of capital stock or other equity of the surviving or resulting entity having by the terms thereof voting power to elect the members of the board of directors (or equivalent thereof) or convertible into shares of such capital stock or other equity of such entity.

(e) Good Reason. Employee may terminate the Employment Period at any time for Good Reason, effective upon not less than 10 days prior written notice to the Employer. For purposes of this Agreement, “Good Reason” means (i) a material diminution in Employee’s compensation, his duties or responsibilities for the Employer, or a material demotion of Employee; (ii) either the Employer’s or Reis’s material breach of this Agreement which is not cured within 20 days of written notice thereof to the Company (which notice shall specify that such notice is being delivered for purposes of this Section 3(e)(ii)); or (iii) Employee’s being required to report to an office to work on a regular basis at a location outside of a 30-mile radius from the Principal Location.
(f) Termination of the Employment Period Other Than for Death, Disability, Cause, Change of Control or Good Reason. The Employer may terminate Employee’s employment at any time, for any or no reason, effective upon not less than 30 days prior written notice. Employee may terminate his employment, or resign, from the Employer at any time, for any or no reason, effective upon not less than 30 days prior written notice.
4. Obligations of the Company Upon Termination of the Employment Period.
(a) Termination Pursuant to Section 3(a) (Death). In the event that the Employment Period terminates pursuant to Section 3(a), no further compensation shall be paid to Employee following the effective date of termination, provided that:
(i) within 45 days of the effective date of termination, the Employer shall pay to Employee’s estate or other beneficiary(ies), as applicable, a lump sum cash payment equal to the sum of (A) Employee’s Gross Annual Base Salary through the effective date of termination to the extent not theretofore paid, (B) any accrued vacation pay to the extent not theretofore paid, (C) subject to Section 6, all business expenses which were incurred by Employee prior to or as of the effective date of termination but not yet reimbursed by the Employer and (D) the Annual Bonus payable for each year preceding the year during which termination occurs, to the extent not theretofore paid (the aggregate amounts set forth in clauses (A), (B), (C) and (D) above, collectively the “Accrued Obligations”);
(ii) within 45 days of the effective date of termination, the Employer shall pay to Employee’s estate or other beneficiary(ies), as applicable, a lump sum cash payment of a pro rata portion of the Target Bonus (as in effect on the effective date of termination) that Employee would have been eligible to receive pursuant to Section 2(b) for the fiscal year in which the effective date of termination occurs, based upon the percentage of the fiscal year that shall have elapsed through the effective date of termination (the “Pro Rata Bonus”);

(iii) for 9 months following the effective date of termination, the Employer will reimburse Employee’s spouse and eligible dependents on a monthly basis (within 30 days of the cost being incurred) for the cost (on a grossed-up basis) of maintaining health benefits for Employee’s spouse and eligible dependents under a group health plan of the Employer, provided that (A) Employee’s spouse and/or legal guardian for Employee’s eligible dependents timely elects the continuation of group health plan benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and (B) Employee’s spouse and/or legal guardian for Employee’s eligible dependents makes a monthly payment to the Employer in an amount equal to the monthly premium payments (both the employee and employer portion) required to maintain such coverage. Employee and the Employer acknowledge that this coverage will count towards the Employer’s and such group health plan’s obligation to provide Employee’s spouse and eligible dependents with the right to continuation coverage pursuant to COBRA and that Employee’s spouse and/or eligible dependents will be able to continue such coverage at their own expense for the balance of the period provided under COBRA (for the avoidance of doubt, the foregoing will not cover any short term or long term disability insurance benefits); and
(iv) as of the effective date of termination, all of Employee’s outstanding equity awards (including the Initial Units) shall vest and become non-forfeitable, with any outstanding stock options immediately vesting and becoming exercisable (and with all stock options remaining exercisable for three years following Employee’s termination date (but no later than the original term)), the restriction period (including any vesting requirements) on any restricted stock and restricted stock units held by Employee shall lapse, and any other vesting requirements or conditions with respect to the foregoing or other equity-based awards held by Employee shall lapse and be disregarded, and such awards shall be settled in accordance with the terms of the plan and/or the applicable award agreement (all acceleration pursuant to this paragraph, together, the “Equity Acceleration”).
(b) Termination Pursuant to Section 3(b) (Disability). In the event that the Employment Period is terminated pursuant to Section 3(b), no further compensation shall be paid to Employee following the effective date of termination, provided that:
(i) within 45 days of the effective date of termination, the Employer shall pay to Employee or his legal representative, as applicable, a lump sum cash payment equal to the Accrued Obligations;
(ii) within 45 days of the effective date of termination, the Employer shall pay to Employee or his legal representative, as applicable, a lump sum cash payment equal to the Pro Rata Bonus;
(iii) for 9 months following the effective date of termination, the Employer will reimburse Employee on a monthly basis (within 30 days of the cost being incurred) for the cost (on a grossed-up basis) of maintaining health benefits for Employee (and Employee’s spouse and eligible dependents) under a group health plan of the Employer, provided that (A) Employee timely elects the continuation of group health plan benefits under COBRA and (B) Employee makes a monthly payment to the Employer in an amount equal to the monthly premium payments (both the employee and employer portion) required to maintain such coverage. Employee and the Employer acknowledge that this coverage will count towards the Employer’s and such group health plan’s obligation to provide Employee with the right to continuation coverage pursuant to COBRA and that Employee will be able to continue such coverage at Employee’s own expense for the balance of the period provided under COBRA (for the avoidance of doubt, the foregoing will not cover any short term or long term disability insurance benefits) (with the exception of the duration, all such reimbursement payments, gross-ups and related conditions described in this paragraph, the “COBRA Reimbursement”); and

(iv) as of the effective date of termination, Employee shall be entitled to the Equity Acceleration.
(c) Termination Pursuant to Section 3(c) (Cause). In the event that the Employment Period is terminated pursuant to Section 3(c), no further compensation shall be paid to Employee following the effective date of termination, provided that, within 45 days of the effective date of termination, the Employer shall pay to Employee a lump sum cash payment equal to the Accrued Obligations.
(d) Termination Pursuant to Section 3(d) (Change of Control). In the event that the Employment Period is terminated during the Change of Control Period (A) by the Employer for any reason (other than Employee’s death or Disability, or with Cause) or (B) by Employee for Good Reason, no further compensation shall be paid to Employee following the effective date of termination, provided that:
(i) within 45 days of the effective date of termination, the Employer shall pay to Employee a lump sum cash payment equal to the Accrued Obligations;
(ii) within 45 days of the effective date of termination, the Employer shall pay to Employee a lump sum cash payment equal to the Pro Rata Bonus (as in effect on the effective date of termination or, if higher, as in effect immediately prior to any such Change of Control);
(iii) within 45 days of the effective date of termination, the Employer shall pay to Employee a lump sum cash payment equal to 2 multiplied by the Gross Annual Base Salary (as in effect on the effective date of termination or, if higher, as in effect immediately prior to any such Change of Control);
(iv) for 9 months following the effective date of termination, the Employer will provide Employee with the COBRA Reimbursement on a monthly basis (within 30 days of the cost being incurred) (and, in addition, to the extent Employee remains eligible (provided that Employee may at any time supplement any cost necessary to allow for continued eligibility as provided under the terms of the applicable policy), Employee may continue participation in the Company’s long-term disability plan on the same basis as provided prior to the termination of Employee’s employment, at his own cost and expense, through the end of the Employment Period, without regard to any earlier termination of employment); and
(v) as of the effective date of termination, Employee shall be entitled to the Equity Acceleration.
(e) Termination by Employee Without Good Reason. In the event that the Employment Period is terminated by Employee without Good Reason, no further compensation shall be paid to Employee following the effective date of termination, provided that, within 45 days of the effective date of termination, the Employer shall pay to Employee a lump sum cash payment equal to the Accrued Obligations.

(f) Termination by the Employer Without Cause or by Employee for Good Reason. In the event that the Employment Period is terminated (other than during the Change of Control Period) either (A) by the Employer for any reason (other than Employee’s death or Disability, or with Cause) or (B) by Employee for Good Reason, no further compensation shall be paid to Employee following the effective date of termination, provided that:
(i) within 45 days of the effective date of termination, the Employer shall pay to Employee a lump sum cash payment equal to the Accrued Obligations;
(ii) within 45 days of the effective date of termination, the Employer shall pay to Employee a lump sum cash payment equal to the Pro Rata Bonus;
(iii) within 45 days of the effective date of termination, the Employer shall pay to Employee a lump sum cash payment equal to 1.5 multiplied by the Gross Annual Base Salary (as in effect on the effective date of termination);
(iv) for 9 months following the effective date of termination, the Employer will provide Employee with the COBRA Reimbursement on a monthly basis (within 30 days of the cost being incurred) (and, in addition, to the extent Employee remains eligible (provided that Employee may at any time supplement any cost necessary to allow for continued eligibility as provided under the terms of the applicable policy), Employee may continue participation in the Company’s long-term disability plan on the same basis as provided prior to the termination of Employee’s employment, at his own cost and expense, through the end of the Employment Period, without regard to any earlier termination of employment); and
(v) as of the effective date of termination, Employee shall be entitled to the Equity Acceleration.
(g) Customary Release of Claims. All payments under this Section 4 shall be conditioned upon Employee’s, or Employee’s estate or other beneficiary(ies), as applicable, execution and delivery within 21 days following Reis’s delivery to Employee for signature of a release (in form and substance satisfactory to Reis) of any claims he may have against Reis or LLC. The Employers shall deliver to Employee, or Employee’s estate, the release of claims agreement within five business days of the date of termination of employment.

5. Potential Reductions.
(a) Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by Employee (including any payment or benefit received in connection with a Change of Control or the termination of Employee’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce Employee’s payments and/or benefits under this Agreement, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero), in the following order: (i) any cash severance amounts derived based upon the sum of Gross Annual Base Salary and Pro Rata Bonus; (ii) any cash severance amounts derived based upon the Pro Rata Bonus; (iii) any COBRA Reimbursement or other reimbursement of health benefits; and (iv) any Equity Acceleration or other acceleration of outstanding equity awards (the payments and benefits set forth in clauses (i) through (iv) of this Section 5(a), together, the “Potential Payments”); provided, however, that the Potential Payments shall only be reduced if (y) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (z) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments.
(b) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Employee and selected by the accounting firm which was, immediately prior to the Change of Control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
(c) At the time that payments are made under this Agreement, the Company shall provide Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including, without limitation, any opinions or other advice the Company received from Tax Counsel, the Auditor, or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). If Employee objects to the Company’s calculations, the Company shall pay to Employee such portion of the Potential Payments (up to 100% thereof) as Employee determines is necessary to result in the proper application of this Section 5. All determinations required by this Section 5 (or requested by either Employee or the Company in connection with this Section 5) shall be at the expense of the Company. The fact that Employee’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 5 shall not of itself limit or otherwise affect any other rights of Employee under this Agreement.

6. Reimbursement of Expenses. The Employer shall reimburse Employee for any and all reasonable expenses incurred by him in the performance of his duties hereunder, subject to the presentment of appropriate vouchers in accordance with the Employer’s normal policies for expense verification and subject to Section 22.
7. No Mitigation; No Offset. All amounts paid or due Employee under Section 4 shall be paid without regard to whether Employee has taken or takes actions to mitigate damages. Employee shall be under no obligation to seek other employment. Accordingly, there shall be no offset against amounts due to Employee under this Agreement, or otherwise, on account of any remuneration attributable to any subsequent employment that he may obtain or on account of any claim that either Reis or LLC may have against him. The obligations of Reis and/or LLC to make the payments provided for in this Agreement and otherwise to perform their respective obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which either of them may have against Employee or others.
8. Ownership of Materials. All records, materials, lists, files, manuals, tapes and all other written or recorded data and information in whatever form that may be used by, or made available to Employee in connection with his employment hereunder (“Materials”) are and shall remain the sole property of Reis or LLC, as applicable. As soon as practicable following the voluntary or involuntary termination of Employee’s employment hereunder, Employee shall return or cause to be returned to the Company’s Materials in Employee’s possession and/or under his control.
9. Covenant Not to Compete; Covenant Not to Solicit; Confidentiality. Employee expressly recognizes and acknowledges that:
(a) Reis and LLC have developed and established a valuable and extensive clientele for their real estate information reporting services.
(b) The Company’s business connections and clients have been established and maintained at great expense and are of great value to Company.
(c) Employee has and will become familiar with and possessed of the manner, method, secrets, and confidential and proprietary information pertaining to the Company’s business methods and the business requirements and needs of their clients (collectively, “Confidential Information”).
(d) By virtue of this Agreement and predecessor agreements, Employee has and will become personally acquainted with the clients, business methods, and trade secrets of the Company.

(e) In recognition and in consideration of the foregoing, Employee expressly covenants and agrees as follows:
(i) During the Employment Period and continuing until the Client Non-Solicitation Termination Date (as defined below), Employee shall not in any way, directly or indirectly, for himself or on behalf of or in conjunction with any other person or entity, solicit for the benefit of a Competitive Business (as defined below), divert, take away, or attempt to take away, any of Reis’s or LLC’s clients or the business or patronage of any such clients. For purposes of applying this provision after the termination or expiration of the Employment Period, “clients” shall mean any person or entity to whom Reis or LLC provided its services within six months prior to such effective date of termination or expiration.
(ii) During the Employment Period and continuing until the Employee Non-Solicitation Termination Date (as defined below), Employee shall not in any way, directly or indirectly, for himself or on behalf of or in connection with any other person or entity, solicit, entice, hire, employ, or endeavor to employ, any of Reis’s or LLC’s employees. For purposes of applying this provision after the termination or expiration of the Employment Period, “employees” shall mean any person employed by either Reis or LLC within six months prior to such effective date of termination or expiration.
(iii) During the Employment Period and continuing until the Non-Competition Termination Date (as defined below), Employee shall not, directly or indirectly, for himself or on behalf of or in connection with any other person or entity: (i) enter into the employ of or render any services to any person, firm, corporation or other entity engaged in any Competitive Business; (ii) engage in any Competitive Business for his own account; or (iii) become associated with or own an interest in any Competitive Business as an individual, partner, shareholder, member, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; provided that so long as Employee is not otherwise in breach hereof, following his termination of employment, Employee’s entering into the employ of or rendering any services to an entity that engages in a Competitive Business that generated less than 20% of such entity’s aggregate annual gross revenues from such Competitive Business (calculated as an average of the three most recently completed fiscal years of such entity immediately prior to Employee’s commencement of employment by or rendering services to such entity) shall not, in and of itself, be deemed a breach hereof so long as Employee is not rendering any services with respect to and has no direct or indirect involvement with such Competitive Business. For purposes of this Agreement, “Competitive Business” means (1) the business of developing data, analysis or forecasts pertaining to the construction, absorption, occupancy, rents, sales prices, automated valuation, or automated credit risk analysis for United States commercial office, industrial, retail, multi-family, hotel or other properties or real estate markets including, without limitation, hotel properties and (2) each other business in which Reis or LLC is engaged during the Employment Period. For informational purposes only and not for the purpose of construing or restricting the scope of the term “Competitive Business,” the parties hereto hereby agree that the following companies and/or their respective affiliates are currently engaged in a Competitive Business: Capmark Financial Group Inc., CoStar Group Inc. (including Property & Portfolio Research, Inc.), LoopNet, Inc., Moody’s KMV, Real Capital Analytics Inc. and CBRE Econometric Advisors. Mere passive ownership of stock representing 2% or less of the capital stock of a publicly held company shall not be deemed to constitute participation in a Competitive Business.

(iv) During the Employment Period and thereafter, Employee shall not divulge to others or use for his own benefit, or assist others in using such information for their benefit, any Confidential Information obtained prior to or after the date hereof from Reis or LLC by virtue of the relationship created hereunder or otherwise, unless such Confidential Information is or becomes generally available to the public (other than by reason of Employee’s breach of this Section 9(e)(iv)) and except in connection with (A) the performance of Employee’s duties hereunder, (B) enforcement of Employee’s rights under this Agreement or (C) as required by law.
(v) Employee acknowledges that damages resulting from the breach of the provisions of this Section 9(e) may be difficult to calculate. In the event of a breach or threatened breach by Employee of the provisions of this Section 9(e), the Company shall be entitled to apply to any court of competent jurisdiction for an injunction against such breach, actual or threatened. Notwithstanding the foregoing, Reis and LLC shall at all times retain their right to recover from Employee, or any other person or entity that may be held liable, their damages resulting from such breach.
(f) For purposes of this Agreement, (i) “Client Non-Solicitation Termination Date” shall mean the date that is eighteen months after Employee’s employment ends for any reason, (ii) “Employee Non-Solicitation Termination Date” shall mean the date that is eighteen months after Employee’s employment ends for any reason and (iii) “Non-Competition Termination Date” shall mean the date that is one year after Employee’s employment ends for any reason.
10. Proprietary Rights.
(a) For purposes of this Agreement, “Works” shall mean intellectual property and proprietary rights, including without limitation, ideas, designs, concepts, techniques, inventions, discoveries and works of authorship, whether or not patentable or protectable by copyright or as a mask work, and whether or not reduced to practice, including, without limitation, devices, processes, trade secrets, formulas, techniques, compositions of matter, computer software programs, mask works and methods, together with any improvements thereon or thereto, derivative works made therefrom and know how related thereto.
(b) Employee hereby agrees that all Works made, conceived, developed or reduced to practice, in whole or in part, solely by Employee or jointly with others, either during or after his term of employment with the Employer, if such Works are (i) made through the use of any of the Confidential Information or any Reis’s or LLC’s equipment, facilities, supplies or time, or (ii) result from any work performed by Employee for the Employer, or (iii) relate to Reis’s or LLC’s present or prospective business and/or activities, or (iv) Reis’s or LLC’s actual or demonstrably anticipated research and development during such term of engagement, shall belong exclusively to Reis or LLC, as applicable, and shall be deemed part of the Confidential Information for purposes of this Agreement whether or not fixed in a tangible medium of expression. Without limiting the forgoing, Employee agrees that all such Works shall be deemed to be “works made for hire” under the U.S. Copyright Act of 1976, as amended, and that Reis and/or LLC shall be deemed the author and owner thereof, provided that in the event and to the extent such Works are determined not to constitute “works made for hire” as a matter of law, Employee hereby irrevocably assigns and transfers to Reis and/or LLC the entire right, title and interest, domestic and foreign, of Employee in and to such Works. Reis and/or LLC shall have the right to obtain and to hold in their own names, copyrights, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Employee agrees to give Reis and/or LLC, and any person designated by them, any assistance Reis and/or LLC deem necessary or appropriate to perfect the rights defined in this Section 10.

(c) Employee will promptly disclose in writing (which may be by e-mail) to the Chief Executive Officer or President of LLC or its designee, every Work made, conceived, developed or reduced to practice, in whole or in part, solely by Employee or jointly with others, in connection with the business of Reis or LLC either (i) during the term of his employment with the Employer, whether or not Employee believes the Work to have been made, conceived, developed or reduced to practice within the course and scope of his employment, or (ii) after the termination of employment, if such Work is made through the use of Confidential Information or any equipment, facilities, supplies or time of Reis or LLC, or results from any work performed by Employee for Reis or LLC.
(d) Employee agrees to (i) keep and maintain adequate and current records (in the form of notes, drawings, software, object code, source code, manuals, plans, research, specifications, designs, documentation, data, processes, procedures, discoveries, models or in other appropriate forms) of all Works, which records shall be available at all times to the Reis and LLC and shall remain the sole property of Reis and/or LLC; and (ii) assist Reis and LLC, both during and subsequent to his employment with the Employer, in obtaining and enforcing for Reis’s and/or LLC’s own benefit patents, copyrights, mask work rights, trade secret rights and other legal protections in any and all countries for any and all Works made by Employee (in whole or in part), the rights to which belong to or have been assigned to Reis and LLC pursuant to this Agreement. Upon request, Employee will execute all applications, assignments, instruments and papers and perform all acts that Reis or LLC or its counsel may deem necessary or desirable to obtain or enforce any and all such patents, copyrights, mask work rights, trade secret rights and other legal protections in such Works and otherwise to protect the interests of Reis and/or LLC therein. Reis and LLC jointly and severally agree to bear all expenses which they cause to be incurred by Employee in assigning, obtaining, maintaining and enforcing said patents, copyrights, trade secret rights, mask work rights and other legal protections in accordance with this Agreement.
(e) Employee understands that utilization of the Works is in the sole discretion of Reis and LLC, and that neither Reis nor LLC is obligated to develop, market or otherwise use any device or product.
11. Breach of Certain Provisions.
(a) If Employee commits a breach, or threatens to commit a breach, of any of the provisions of Section 9 or 10, the Company shall have the right and remedy: (i) to have the provisions of this Agreement specifically enforced (without posting bond) by any court having equity jurisdiction, including, without limitation, the right to an entry against Employee of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such provisions, it being acknowledged and agreed by Employee that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; (ii) to have any court of competent jurisdiction require Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by Employee as the result of any transaction constituting a breach of any of the provisions of Section 9 or 10 and Employee hereby agrees to comply with any order by such court to account for and pay over such Benefits to the Company; and (iii) to immediately terminate this Agreement for Cause pursuant to Section 3(c).

(b) Each of the rights and remedies enumerated in this Section 11 shall be independent of the other, and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity.
12. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of all other parties (except that Employee’s rights to payments hereunder may be transferred by will or the laws of descent or distribution without any such prior written consent). Each of Reis and LLC will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) or purchaser of all or substantially all of the business and/or assets of such entity to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that such entity would be required to perform it if no such succession had taken place. Failure of Reis or LLC to obtain and deliver to Employee such assumption and agreement prior to (but effective only upon) such succession shall be a breach of this Agreement, except that for purposes of implementing the foregoing, the date on which any such succession or purchase becomes effective shall be deemed the date of termination. As used in this Agreement, “Reis” and “LLC” shall mean each such entity as hereinbefore defined and any successors and/or assigns to its business and/or all or substantially all of its assets. In the event of Employee’s death while any payment, benefit or entitlement is due to Employee hereunder, such payment, benefit or entitlement shall be paid or provided to Employee’s designated beneficiaries, or if there are no such beneficiaries, to Employee’s estate.
13. Representations. Employee represents and warrants to Reis and LLC that (a) the execution, delivery, and performance of this Agreement by Employee does not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate, or loss of rights under any provision of any agreement of understanding to which Employee is a party or by which Employee may be bound or affected and (b) this Agreement is the legal, valid and binding obligation of Employee, enforceable against him in accordance with its terms (except to the extent enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability affecting the rights of creditors). Each of Reis and LLC represents and warrants to Employee that the execution, delivery, and performance of this Agreement by Reis and LLC does not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate, or loss of rights under any provision of any agreement or understanding to which either of Reis or LLC, or, to the best knowledge of each of Reis and LLC, any of Reis’s or LLC’s affiliates is a party or by which either Reis or LLC, or, to the best knowledge of each of Reis and LLC, any of Reis’s or LLC’s affiliates may be bound or affected. Each of Reis and LLC further represents and warrants to Employee that (i) it has full power and authority to enter into and perform its obligations under this Agreement, (ii) the execution and delivery of this Agreement by such entity has been duly authorized by all necessary corporate or limited liability company actions, as applicable, and (iii) this Agreement is the legal, valid and binding obligation of each of Reis and LLC, enforceable against it in accordance with its terms (except to the extent enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability affecting the rights of creditors).

14. Survival. The obligations of Employee and the Company under this Agreement which by their nature may require either partial or total performance after the expiration of the Employment Period (including without limitation those under Sections 2(c), 4, 9, 10, 15, 24 and 26) will survive any termination or expiration of this Agreement.
15. Indemnification; Insurance.
(a) To the fullest extent authorized by applicable law, the Company shall indemnify and hold harmless Employee from and against any and all claims, liabilities, judgments, fines, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) reasonably incurred by Employee in connection with any threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Employee was or is a director, officer or employee of either Reis or LLC, whether the basis of such proceeding is alleged action or inaction in an official capacity as a director, officer or employee while serving as a director, officer or employee. The right to indemnification hereunder shall include the right to be paid by the Company the expenses (including reasonable attorneys’ fees and expenses) incurred in defending any such proceeding in advance of its final disposition; provided, however, that such advance shall be made to Employee only upon delivery to the Company of an undertaking by Employee to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Employee is not entitled to indemnification and to such advancement under this Section 15 or otherwise. For avoidance of doubt, the rights of Employee under this Section 15 shall survive the termination or expiration of this Agreement.
(b) The Company shall pay all legal fees and related expenses (including, without limitation, the costs of experts, evidence and counsel) reasonably incurred by Employee as they become due as a result of (i) the termination of Employee’s employment (including, without limitation, all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment), (ii) Employee’s seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which Employee is or may be entitled to receive benefits, (iii) Employee’s hearing before the Chief Executive Officer and/or President of LLC as contemplated in Section 3(c) or (iv) any action taken by the Company against Employee. The Company’s obligations under this paragraph shall apply without regard to the outcome of any such contest or dispute. Notwithstanding the foregoing, the Employee shall be required to reimburse the Company (without interest) for any payments made to the Employee under this Section 15(b) if (i) the contest or dispute related to a payment, act or omission that occurred prior to a Change of Control and (ii) after a final nonappealable judgment the Employee has not prevailed in any material respect with respect to such contest or dispute.

(c) The Company shall pay all legal fees and related expenses (including, without limitation, the costs of experts, evidence and counsel) incurred by Employee as they become due as a result of (i) the termination of Employee’s employment (including, without limitation, all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment), (ii) Employee’s seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which Employee is or may be entitled to receive benefits, (iii) Employee’s hearing before the Chief Executive Officer and/or President of LLC as contemplated in Section 3(c) or (iv) any action taken by the Company against Employee, until such time as (A) the dispute is settled by the parties or resolved pursuant to a binding arbitration award in a manner that is more favorable to Employee than offered by the Company or (B) a final judgment, order or decree of a court of competent jurisdiction has been rendered in favor of the Company and the time for appeal therefrom has expired and no appeal has been perfected. In no event shall Employee be required to reimburse the Company for any legal fees or related expenses paid by the Employers pursuant to this Section 15(b).
(d) Reis shall continue to maintain Employee as a named beneficiary under any liability insurance policies maintained for directors and/or officers of Reis and its subsidiaries for so long as Employee shall remain an officer of either Reis or LLC. In addition, Employee shall become, and continue as, a named beneficiary under any liability insurance policies maintained by Reis or LLC after a Change of Control for persons who were directors or officers prior to a Change of Control to the extent they provide coverage for events prior to the Change of Control. The Company agrees to maintain the coverages referred to above unless, in each case, any modification in indemnification and insurance coverage applies uniformly to all officers and directors of the Reis and LLC, as the case may be.
16. Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, or amplify the provisions hereof.
17. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed delivered when actually received or, if mailed, whether or not actually received, five days after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the party to whom notice is being given at the following address or at such other address as such party may designate by notice (except that notice of a change of address shall be effective only upon receipt):

To the Company:	Reis, Inc.
530 Fifth Avenue, 5th Floor
New York, NY 10036
Attention: Chief Executive Officer

Employee:	The most recent address of Employee set forth in the personnel records of the Employer.

with a copy to:	Mark R. Carta
Rucci, Burnham, Carta & Carello, LLP
30 Old Kings Highway South
P.O. Box 1107
Darien, CT 06820

18. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby. Any such invalid, illegal or unenforceable provision shall be replaced by other provisions which are as similar as possible in terms to such invalid, illegal or otherwise unenforceable provisions but are valid and enforceable (but without expanding the time period or the scope of any restriction in Section 9).
19. Entire Agreement; Amendments. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof (including, without limitation, the Prior Agreement). This Agreement may be amended only by an instrument in writing duly executed by an officer of Reis, by an officer of LLC and by Employee. In the event of a conflict between any provision of this Agreement and any other provision of any plan, program, policy, arrangement or other agreement of the Company, the provisions of this Agreement, to the extent more favorable to Employee, shall apply.
20. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement, with the same effect as if the signatures upon such counterparts were upon the same instrument.
21. Governing Law. This Agreement shall be governed by and construed and enforced according to the laws of the State of New York, without regard to conflicts of laws principles thereof (except that indemnification obligations owed to Employee in his capacity as an officer, director or manager of either Reis or LLC shall be governed by Maryland law). The parties agree that the state and federal courts located in the County and State of New York shall have exclusive jurisdiction in any action, suit or proceeding based on or arising out of this Agreement and the parties hereby: (a) submit to the personal jurisdiction of such courts; (b) consent to service of process in connection with any action, suit or proceeding; (c) agree that venue is proper and convenient in such forum; and (d) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, subject matter jurisdiction, venue, or service of process.

22. Compliance With Section 409A.
(a) The parties intend that any amounts payable under this Agreement, and the Company’s and Employee’s exercise of authority or discretion hereunder comply with the provisions of Section 409A so as not to subject Employee to the payment of the additional tax, interest and any tax penalty which may be imposed under Section 409A. The Company shall administer this Agreement in compliance with Section 409A. In furtherance thereof, to the extent that any provision hereof would result in Employee being subject to payment of the additional tax, interest and tax penalty under Section 409A, the parties agree to amend this Agreement if permitted under Section 409A in a manner which does not impose any additional taxes, interests or penalties on Employee in order to bring this Agreement into compliance with Section 409A, without materially changing the economic value of the arrangements under this Agreement to any party, and thereafter the parties will interpret its provisions in a manner that complies with Section 409A.
(b) Notwithstanding any provisions of this Agreement to the contrary, if Employee is a “specified employee” (within the meaning of Section 409A and determined pursuant to policies adopted by the Company consistent with Section 409A) at the time of Employee’s separation from service and if any portion of the payments or benefits to be received by Employee upon separation from service would be considered deferred compensation under Section 409A and cannot be paid or provided to Employee without his incurring taxes, interest or penalties under Section 409A, amounts that would otherwise be payable pursuant to this Agreement (the “Delayed Payments”) and benefits that would otherwise be provided pursuant to this Agreement (the “Delayed Benefits”), in each case, during the six-month period immediately following Employee’s separation from service (such period, the “Delay Period”) will instead be paid or made available on the earlier of (i) the first day of the seventh month following the date of Employee’s separation from service and (ii) Employee’s death (the applicable date, the “Permissible Payment Date”). The Company will also reimburse Employee for the after-tax cost incurred by Employee in independently obtaining any Delayed Benefits (the “Additional Delayed Payments”), with any gross-up payment being paid to Employee promptly but in no event later than the end of Employee’s taxable year immediately following the year in which this gross-up payment is due.
(c) With respect to any amount of expenses eligible for reimbursement or the provision of any in-kind benefits under this Agreement, to the extent such payment or benefit constitutes “deferred compensation” under Section 409A or is required to be included in Employee’s gross income for federal income tax purposes, such expenses (including expenses associated with in-kind benefits) shall be reimbursed by the Company no later than December 31st of the year following the year in which Employee incurs the related expenses. In no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall Employee’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.
(d) Each payment under this Agreement is intended to be a “separate payment” and not of a series of payments for purposes of Section 409A.

(e) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A), and notwithstanding anything contained herein the contrary, the date on which such separation from service takes place shall be the termination date.
23. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver of this Agreement to be effective must be in writing specifically referencing the provision being waived and signed by the party against whom the waiver is being enforced.
24. Grantor Trust. If Employee’s employment terminates pursuant to Section 3(d), then the Company shall deposit any and all cash amounts payable or shares (or cash proceeds thereof) deliverable to Employee under Section 4(d) (including any amount due if a Delayed Payment would result in the payment being made after any such Change of Control, as well as any estimated Delayed Payments and estimated Additional Delayed Payments) into an irrevocable grantor trust established pursuant to a trust agreement approved by the Board in good faith (the “Grantor Trust”) not later than the 10th business day following Employee’s termination date. From and after such time until the payment of all amounts from the Grantor Trust, the Company shall deposit additional amounts into the Grantor Trust on a monthly basis equal to the interest accrued on the cash amounts contained therein (including the interest paid previously) at the United States five-year treasury rate, and the amounts and property held in the Grantor Trust shall be paid/delivered to Employee in accordance with the terms of the Grantor Trust on the payment/delivery dates specified in Section 4(d) or, if required by Section 22, on the Permissible Payment Date.
25. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as may be required to be withheld pursuant to any applicable law or regulation.

26. Cooperation. During and subsequent to expiration of the term of this Agreement, Employee will cooperate with the Company, and furnish any and all complete and truthful information, testimony or affidavits in connection with any matter that arose during Employee’s employment, that in any way relates to the business or operations of the Company or any of their parents or subsidiary corporations or affiliates, or of which Employee may have any knowledge or involvement; and will consult with and provide information to the Company and their representatives concerning such matters. Subsequent to the term of this Agreement, the parties will make their best efforts to have such cooperation performed at reasonable times and places and in a manner as not to unreasonably interfere with any other employment in which Employee may then be engaged. If the Company requires Employee to travel outside the metropolitan area in the United States where Employee then resides to provide any testimony or otherwise provide any such assistance, then the Company will reimburse Employee for any reasonable, ordinary, and necessary travel and lodging expenses incurred by Employee to do so provided Employee submits all documentation required under the Company’s standard travel expense reimbursement policies and as otherwise may be required to satisfy any requirements under applicable tax laws for the Company to deduct those expenses. Nothing in this Agreement shall be construed or interpreted as requiring Employee to provide any testimony, sworn statement, declaration or affidavit that is not complete and truthful.
27. Acknowledgement and Interpretation. Employee acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the restrictive covenants set forth in Section 9 are reasonable in geographical and temporal scope and in all other respects. If any of the rights or restrictions contained or provided for in this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable by reason of the extent, duration or geographical scope, the parties agree that the court shall reduce such extent, duration, geographical scope and enforce this Agreement in its reduced form for all purposes in the manner contemplated hereby to the maximum extent enforceable by law. Should any of the provisions of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing this Agreement shall not apply a presumption that any provision shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agents prepared the same, it being agreed that both parties and their respective agents have participated in the preparation of this Agreement.
[signature page to follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date(s) written below, but effective as of the Effective Date set forth above.

REIS SERVICES, LLC

By:	/s/ Lloyd Lynford
Name: Lloyd Lynford
Title: Chief Executive Officer & President
Date: July 29, 2010

/s/ William Sander

William Sander
Date: July 29, 2010

(for the limited purposes set forth herein) REIS, INC.

By:	/s/ Lloyd Lynford
Name: Lloyd Lynford
Title: Chief Executive Officer & President
Date: July 29, 2010